Exhibit 24.1

POWER OF ATTORNEY

Know all men by these present, that each person whose signature appears below constitutes and appoints A. Robert D. Bailey such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the SEC, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This power of attorney shall be effective as of February 4, 2016 and shall continue in full force and effect until revoked by the undersigned in a writing filed with the secretary of the Allergan plc.

Signature	Title

/s/ Paul M. Bisaro Paul M. Bisaro	Executive Chairman, Director

/s/ Brenton L. Saunders Brenton L. Saunders	Chief Executive Officer, President, Director

/s/ Nesli Basgoz, M.D Nesli Basgoz, M.D.	Director

/s/ James H. Bloem James H. Bloem	Director

/s/ Christopher W. Bodine Christopher W. Bodine	Director

/s/ Christopher J. Coughlin Christopher J. Coughlin	Director

/s/ Michael R. Gallagher Michael R. Gallagher	Director

/s/ Catherine M. Klema Catherine M. Klema	Director

/s/ Peter J. McDonnell, M.D. Peter J. McDonnell, M.D.	Director

/s/ Patrick J. O’Sullivan Patrick J. O’Sullivan	Director

Signature	Title

/s/ Ronald Taylor Ronald R. Taylor	Director

/s/ Fred G. Weiss Fred G. Weiss	Director